Exhibit 10.1
EQUITY COMPENSATION AGREEMENT
THIS AGREEMENT, is made and entered into as of December 15, 2014 (the “Effective Date”) by and between Caterpillar Inc., a Delaware corporation (the “Company”), and Stuart L. Levenick (the “Executive”).
WHEREAS, the Company recognizes and appreciates the service provided by the Executive during his career with the Company, including his leadership, strategic vision and contributions to the growth and success of the Company; and
WHEREAS, the Executive is a Group President of the Company who is subject to Section 16 of the Securities Exchange Act of 1934; and
WHEREAS, the Company maintains the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “2006 LTIP”) and the Caterpillar Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”); and
WHEREAS, in connection with the Executive’s retirement from the Company effective February 1, 2015 (the “Retirement Date”), and in exchange for the Executive’s continued services through the Retirement Date, the Executive’s transition of such services to his successor and the Executive’s execution and non-revocation of a general release of claims in favor of the Company and the Executive agreeing to comply with the ongoing obligations set forth in Article II hereof, the Executive will receive: (1) a grant of a stock option under the 2014 LTIP, subject to the terms contained herein; and (2) acceleration of vesting of all restricted stock units previously granted to Executive pursuant to the Company’s Chairman’s Award Program under the 2006 LTIP, subject to the terms contained herein.
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
I.
EQUITY COMPENSATION
1.1    Option Grant. Subject to the condition precedent described in Section 2.1, this
Agreement evidences the grant to the Executive on January 5, 2015 (the “Grant Date”), pursuant to the terms of the 2014 LTIP, of a stock option to purchase shares of common stock of the Company (the “Option”), with an aggregate Grant Date value of $4,000,000.00 calculated based on the Company’s Black-Scholes option pricing methodology.

1.2    Option Price. The purchase price of each share of common stock of the Company subject to the Option shall be the Fair Market Value of the common stock of the Company on the Grant Date (the “Option Price”). For this purpose, Fair Market Value shall mean the mean between the high and low prices at which a share of common stock of the Company is traded on the New York Stock Exchange.

1.3    Type of Option. The grant is not intended to be, and will not be treated as, an incentive stock option as that term is described in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).
1.4    Term of Option. Unless the Option terminates earlier pursuant to other provisions of this Agreement, the Option shall expire on the fifth anniversary of the Retirement Date.
1.5    Vesting. Subject to the terms and conditions of this Agreement:
(a)Vesting and Exercisability of Option. Except as provided in Section 1.6, the Option shall become vested upon the Retirement Date.
(b)Acceleration of Vesting of Chairman’s Awards. Subject to the condition precedent described in Section 2.1, any and all restricted stock units previously granted to Executive pursuant to the Company’s Chairman’s Award Program under the 2006 LTIP that are outstanding and unvested as of the day immediately prior to the Retirement Date shall become vested, to the extent vesting is not otherwise automatic, upon the Retirement Date. Such restricted stock units shall be subject to the terms, conditions and provisions of the 2006 LTIP and the governing award documents.
1.6    Executive’s Death. If Executive dies on or after the Grant Date, to the extent that the
Option is not then vested, the Option shall immediately become fully vested and shall remain exercisable for the remainder of the term of the Option. Executive may designate a beneficiary (or beneficiaries) to whom the Option will be transferred upon Executive’s death in accordance with procedures established by the Company. If Executive does not designate a beneficiary, the option will be transferred to the Executive’s estate.
1.7    Exercise. The Option may only be exercised through the 2014 LTIP’s designated administrator, currently E*TRADE, or through such other means as the Company may designate. Executive may exercise the Option by providing notice of exercise, in a manner specified by the Company, setting forth the number of shares to be exercised, accompanied by full payment for the shares. The exercise price shall be payable at Executive’s election by:
(a)tendering cash, or

(b)tendering previously acquired shares of common stock of the Company having a Fair Market Value (as defined in Section 1.2 of this Agreement) equal to the exercise price, or
(c)except as may be prohibited by applicable law, a broker-dealer, acceptable to the Company and to whom Executive submitted an irrevocable notice of exercise, tendering cash; or
(d)any combination of (a), (b) or (c).
1.8    Transferability. Subject to certain exceptions set forth in the 2014 LTIP, the Option is only exercisable by Executive (or Executive’s beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The Option is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the 2014 LTIP, will be null and void and without effect.

1.9    Voting Rights, Dividends and Other Distributions. During the period between the
Grant Date and the date the Option is exercised and the shares subject to option are issued or delivered (the “Restriction Period”), Executive (or Executive’s beneficiary, estate or representative, as applicable) is not entitled to any voting rights with respect to the Option. From and after the date shares are actually issued or delivered, Executive (or Executive’s beneficiary, estate or representative, as applicable) will have full voting rights with respect to those shares. Similarly, during the Restriction Period, Executive (or Executive’s beneficiary, estate or representative, as applicable) will not receive or be credited with dividends or any other distributions (e.g., dividend equivalents) with respect to the Option. From and after the date shares are actually issued or delivered, Executive (or Executive’s beneficiary, estate or representative, as applicable) will have dividend rights with respect to those shares.
1.10 Withholding. The Company may be required to withhold taxes upon exercise of the Option and in connection therewith, the Company will withhold that number of shares that would satisfy the withholding obligation from the shares otherwise to be issued or delivered to Executive, unless another method of withholding is approved by the Committee. The following conditions apply to such withholding: (a) the value of the shares of Common Stock withheld must equal the minimum withholding obligation; and (b) the value of the shares of Common Stock withheld shall be the Fair Market Value (as defined in Section 1.2 of this Agreement) determined as of the exercise date.
1.11 Acceptance. The Executive may be required to electronically accept the Option within Executive’s stock plan account with the Company’s stock plan administrator according to procedures then in effect. Execution of this Agreement by Executive constitutes Executive’s consent to the terms of the 2014 LTIP and this Agreement.

1.12 Effect on Other Benefits. This Agreement and the Option (and any exercise thereof) is not intended to and shall not impact the coverage of or the amount of any other employee benefit plans in which Executive participates that are sponsored by the Company and any of its subsidiaries or affiliates.
1.13 Option Subject to Forfeiture, Clawback and Setoff. The Option (and its exercise) and the restricted stock units accelerated pursuant to Section 1.5(b) (the “RSUs”) are subject to certain forfeiture conditions set forth in the 2014 LTIP and the 2006 LTIP, which, in the event such conditions are determined to have occurred, may result in immediate forfeiture and cancellation of the Option and the RSUs or an obligation to repay the Company the total amount of award gain realized upon exercise of the Option or the vesting of the RSUs. Also, the Company generally may deduct from and set off against any amounts the Company owes to Executive, including amounts payable in connection with the Option or the RSUs, such amounts Executive may owe to the Company.
1.14 Decisions of Board or Committee. The Caterpillar Inc. Board of Directors (the “Board”) or the Compensation and Human Resources Committee thereof (the “Committee”) shall have the right to resolve all questions which may arise in connection with the Option. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the 2014 LTIP or the Option shall be final, binding and conclusive.
1.15 Administration. The Option shall at all times be subject to the terms, conditions and provisions of the 2014 LTIP, which are incorporated by reference, and the 2014 LTIP shall be administered in accordance with the terms of, and as provided in, the 2014 LTIP. In the event of conflict between the terms and provisions of this Agreement and the terms, conditions and provisions of the 2014 LTIP, the terms, conditions and provisions of the 2014 LTIP shall control.
II.
CONDITION PRECEDENT; EXECUTIVE’S ONGOING OBLIGATIONS
2.1    Condition Precedent. Except as provided in Section 1.6, the Option and the acceleration of vesting provided under this Agreement are expressly conditioned on (a) Executive not resigning his employment with the Company, or being terminated by the Company for “Cause” (as such term is defined in the 2014 LTIP) prior to the Retirement Date, (b) Executive’s termination of his employment with the Company due to his retirement effective as of the Retirement Date, (c) the Executive executing, and not revoking, the Release as provided in Section 2.4, and (d) Executive complying with all requirements of this Agreement, including without limitation Sections 2.2, 2.3, 2.5, 2.6 and 2.7. For avoidance of doubt, if Executive’s employment is terminated either by the Company for Cause or voluntarily by Executive prior to the Retirement Date, if Executive does not terminate his employment with the Company in accordance with the previous sentence, or if

Executive fails to execute or revokes the release, or violates any other provision of this Agreement, the Option shall be forfeited in its entirety and the acceleration of vesting provided under this Agreement shall not occur.
2.2    Restrictive Covenants. For 12 months following the Retirement Date, Executive will not, directly or indirectly, without the Company’s prior written consent, do any of the following:
(a)Solicit any business competitive with any Company business from any person or entity who: (i) was a Company provider or customer within the 18 months before the Retirement Date and (ii) with whom Executive had contact to further the Company’s business or for whom Executive performed services, or supervised the provision of services for, during Executive’s employment;
(b)Hire, employ, recruit or solicit any Company employee or consultant who possesses confidential information of the Company;
(c)Induce or influence any Company employee, consultant, customer or provider to terminate his, her or its employment or other relationship with the Company;
(d)Engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any Company product or service that Executive participated in, engaged in, or had Confidential Information regarding, in any geographic territory over which Executive had responsibilities, during the 18 months before the Retirement Date;
(e)Assist anyone in any of the activities listed above.
If Executive violates the promises in this Section 2.2 or in Section 2.3, 2.5, 2.6 or 2.7, in addition to all other remedies, Executive shall not be entitled to receive any further benefits under this Agreement. However, Executive’s obligations, releases, and promises in this Agreement shall survive and be continuing. Executive specifically acknowledges and agrees that that the consideration provided by this Agreement is sufficient for the continuing obligations, releases and covenants herein.

2.3    Non-Disparagement. Executive agrees not to make any negative comment about or otherwise disparage the Company or those associated with it orally or in writing, directly or by implication, to any person, including the Company’s customers or agents. Executive further agrees not to provide testimony as an expert or paid witness on behalf of a party adverse to the Company. This Section 2.3 does not prohibit Executive from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this Section 2.3 in no way limits Executive’s right to file a charge with or participate in any administrative proceeding conducted by a governmental agency relating to Executive’s employment.

2.4    Release. Not earlier than the Retirement Date, and not later than twenty-one (21) days after the Retirement Date, Executive shall execute and deliver to the Company the release (the “Release”) in the form attached hereto as Exhibit A. Executive shall have a period of seven (7) days after executing the Release to revoke the Release by written notice of revocation given to the Company. Anything else contained herein to the contrary notwithstanding, if Executive either fails to execute and deliver the Release, or revokes the Release, within the time periods described above, the Option and the RSUs shall be immediately forfeited and Executive shall have no further rights under this Agreement; however, the remaining provisions of this Agreement, including without limitation Executive’s obligations under Sections 2.2, 2.3, 2.5, 2.6 and 2.7, shall remain in effect. If Executive exercises the Option prior to the executing the Release, or during the period of time during which he has the right to revoke the Release, exercise of the Option and delivery of the shares shall be deferred until the Release has been executed and the revocation period has expired, and if Executive either fails to execute, or revokes, the Release, his exercise of the Option shall be null and void and any portion of the Option Price paid shall be promptly refunded to him. Executive acknowledges that he has been advised by the Company to consult legal counsel with respect to the Release.
2.5    Cooperation and Assistance. Executive agrees that he will cooperate (a) with the
Company in the investigation, prosecution or defense of any potential claims or concerns regarding the business of the Company about which he has relevant knowledge, including by providing truthful information and testimony as reasonably requested by the Company, and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company. The Company will in turn cooperate and assist Executive with addressing any such matters and will reimburse Executive for any reasonable travel and out-of-pocket expenses that he incurs in providing such cooperation. Executive further agrees to inform the Company of all subpoenas, correspondence, telephone calls, requests for information, inquiries or other contacts that he may receive from third parties, including governmental agencies, concerning any fact or circumstances known to Executive during his employment with the Company. Executive agrees to inform the Company within two (2) business days of each such contact. The Company will in accordance with its applicable bylaws and internal company policies indemnify Executive against any and all claims and losses that may arise as a result of acts or omissions by Executive in the scope of his employment with the Company.
2.6    Acknowledgment of Obligations. Executive acknowledges that during his employment,
Executive developed and has been exposed to trade secrets or confidential information regarding the Company, including business strategies, operations, and actual and potential customers and suppliers (“Confidential Information”). The Company considers such Confidential Information to be valuable and proprietary. Executive agrees that after any termination or retirement date that he remains bound by the Intellectual Property Agreement that Executive signed during his employment with the Company. Executive acknowledges that he is under a continuing obligation to keep confidential, not disclose and not use any confidential information except as specifically authorized by the Company. Executive understands that he will be required to sign an Exit Statement upon retirement that reaffirms these obligations regarding trade secret and confidential information. Should Executive gain employment at other employers in the future, he understands that the Company has Conflict of Interest guidelines in effect that may impact its purchasing relationships and practices with such possible employers, as stated in the Company’s Purchasing Practices No. 49. Both Executive and the Company agree that he should contact the Company’s Chief Ethics and Compliance Officer so that the Company may determine whether any such restriction on his future employment exists by operation of this Agreement, or whether any conflict of interest as contemplated by Purchasing Practices No. 49 exists regarding his employment opportunities with such possible employers. Regarding the obligations of Purchasing Practices No. 49, Executive and the Company agree that the parties will each use their best efforts to assess whether such conflict of interest may be avoided prior to his accepting employment with such other employers.
2.7    Disclosure. Executive acknowledges that he has reviewed the Company’s Worldwide
Code of Business Conduct (the “Worldwide Code”) and understands his obligations to the Company under the Worldwide Code. Executive agrees that he has been given an adequate opportunity to advise the Company, and that he has fully and truthfully advised the Company, of any facts that he is aware of that constitutes or might constitute a violation of the Worldwide Code, any other Company policies, or any ethical, legal or contractual standards or obligations of the Company. If Executive learns of such facts in the future, Executive agrees to report them to the Company by contacting the Company’s Office of Business Practices.
III.
MISCELLANEOUS PROVISIONS
3.1    References to “Company”. For purposes of Sections 2.1, 2.2, 2.3, 2.5, 2.6 and 2.7, the term “Company” as used therein shall also include any and all subsidiaries and affiliates of the Company.
3.2    Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

3.3    Compliance with Section 409A of the Code. It is intended that this Agreement satisfies the terms of Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder. This Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without Executive’s consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Executive’s execution of this Agreement constitutes acknowledgement and consent to such rights of the Company.
3.4    Compliance with Securities Laws. The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and other laws, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed and the Option is subject to the requirements of such laws and rules. The Option is subject to the condition that if the listing, registration or qualification of the shares of common stock subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, the shares of common stock subject to the Option shall not be issued or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
3.5    Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflict of law provisions thereof.
3.6    Judicial Modification and Severability. If any of this Agreement’s provisions is determined to be unenforceable, the Executive and Company both agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.
3.7    Amendment. Except as otherwise provided in Section 3.3, this Agreement may be amended only by written agreement of the Executive and the Company.
3.8    Consulting an Attorney. Executive understands that the Company has advised him to consult with an attorney prior to signing this Agreement, but that any legal consultation is at

Executive’s own expense. Executive agrees that he has had an adequate opportunity to consult with an attorney, Executive has read and understand this Agreement, and Executive is voluntarily signing this Agreement.
3.9    Entire Agreement. This Agreement, the 2014 LTIP, the 2006 LTIP and the award agreements thereunder constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between Executive and the Company with respect to the subject matter hereof, and may not be modified, except as provided in Section 3.7.
3.10 Execution of Agreement by Parties. Upon execution of this Agreement, the Executive and the Company signify their agreement with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on this 15th day of December, 2014, effective as of the Effective Date.

EXECUTIVE	CATERPILLAR INC.

/s/Stuart L. Levenick	/s/James B. Buda
Name: Stuart L. Levenick	Name: James B. Buda
Title: Executive Vice President, Law and Public Policy

EXHIBIT A
RELEASE
1.    In consideration of the grant to Stuart L. Levenick (“Executive”) of a nonqualified stock option (the “Option”) to purchase shares of common stock of Caterpillar Inc., a Delaware corporation (the “Company”) and the acceleration of certain outstanding equity compensation, all pursuant to an Equity Compensation Agreement (the “Agreement”) dated as of December 15, 2014 Executive hereby waives and releases the following parties (the “Released Parties”) from all claims that the Executive may have, known or unknown, against them:
(a)    The Company;

(b)	The Company’s subsidiary and affiliated companies;

(c)	The Company’s predecessors; and

(d)	All of the above companies’ agents, directors, officers, employees, representatives, fiduciaries, shareholders, successors and assigns.
Executive acknowledges that prior to execution of the Agreement he had no right to receive the Option or the acceleration of vesting, and that under the terms of the Agreement his receipt of, and right to exercise the Option and his right to the accelerated vesting are expressly conditioned upon his executing, and not revoking, this Release.
2.    Executive’s release of claims includes all claims related to his employment with the Company (and all subsidiaries and affiliates of the Company) or the termination of his employment. For example, Executive’s release includes claims based on:

•
Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract between the Company (and/or any subsidiary or affiliate of the Company) and him;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.
Executive’s release does not: (i) affect his right to obtain any vested and nonforfeitable balance in his accounts under any retirement plan; (ii) preclude him from exercising any conversion or continuation coverage rights he may have under the Company’s welfare benefit plans; or (iii) waive his right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning his employment, although his release does waive his right to receive any individual remedy, including monetary damages, in connection with any charge.

3.
Covenant Not to Sue. Executive acknowledges that he understands that a
“covenant not to sue” is a legal term which means Executive agrees not to file a lawsuit in court. It is different from the general release of claims contained in Sections 1 and 2 above. Besides waiving and releasing the claims covered by Sections 1 and 2, Executive further agrees never to sue any of the Released Parties in any forum for any reason covered by the release in Sections 1 and 2 above. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce the Agreement or, to the extent permitted under the law, to challenge the validity of this Release under the Age Discrimination in Employment Act. If Executive sues any Released Party in violation of this covenant not to sue, Executive shall be liable to the Released Party for the Released Party’s reasonable attorneys’ fees and other litigation costs incurred in defending against such suit.

4.
Execution and Revocation of Release. Executive must execute this Release, and deliver it to the Company, not earlier than the date on which his employment is terminated and not later than twenty-one (21) days after such date. Executive may revoke this Release by a written notice of revocation at any time within seven (7) days after executing and delivering it. The executed Release, and any written notice of revocation, shall be delivered either by personal delivery, or by certified first class mail, with proper postage prepaid (which shall be effective as of the date of mailing), and in either case shall be addressed to the following person: James B. Buda, Esq.; Caterpillar Inc.; Executive Vice President, Law and Public Policy; 100 NE Adams Street, Peoria, IL 61629-7310.

Executive acknowledges that if he either fails to execute and deliver this Release as described above, or revokes this Release, the benefits provided under the Agreement will be forfeited in their entirety and any prior exercise of the Option shall be null and void. Executive acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to execute this Release, has been advised by the Company to consult with legal counsel at his own expense regarding this Release and the Agreement, and is entering into this Release and the Agreement knowingly, voluntarily, and with full knowledge of their significance and has not been coerced, threatened, or intimidated into signing this Release or the Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the Executive on this 1st day of February, 2015.

/s/Stuart L. Levenick
Stuart L. Levenick